Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23, 2006 relating to the financial statements and financial statement schedule of Lincoln Educational Services Corporation appearing in the Annual Report on Form 10-K of Lincoln Educational Services Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
November 13, 2006